Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(NASDAQ: OSBC)	January 23, 2013

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Fourth Quarter Results

Fourth Quarter Net Income to Common Shareholders $253 thousand or $0.02 per share.  Up from $4.2 million Net Loss or $0.30 per share in Fourth Quarter 2011.

Full Year 2012 Net Loss to Common Shareholders $5.1 million or $0.36 per share.  An improvement from $11.2 million Net Loss or $0.79 per share for Full Year 2011.

AURORA, IL, January 23, 2013 — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced results of operations for the fourth quarter of 2012.  The Company reported net income of $1.5 million, compared to a net loss of $3.0 million in the fourth quarter of 2011.

Old Second also announced that its principle banking subsidiary, Old Second National Bank, recorded net income of $3.2 million in the fourth quarter and net income of $6.6 million for the year ended December 31, 2012.

The Company did not record a provision for loan losses for the fourth quarter of 2012 compared to a $1.4 million provision in the fourth quarter of 2011.  The allowance for loan losses was 43.33% of nonperforming loans as of December 31, 2012, an increase from 38.05% as of September 30, 2012, and 37.42% as of December 31, 2011.

“Fourth quarter and full year results reflect ongoing progress on both improved credit quality and overall sustainable profitability,” said Bill Skoglund, Chairman and CEO.  “Our problem loan remediation work resulted in nonaccrual loans declining by 39% since December 31, 2011 (down 16% since September 30, 2012).  Net charge offs continued at levels consistent with the improved results seen in third quarter and are much improved from results seen in 2011.”

“We had some unusual items in fourth quarter earnings, including sizable gains on sales of OREO properties and loan prepayment fee income.  For the second consecutive quarter, a provision for loan loss was not taken as our credit quality continued to show improvements. Further, I am confident that our restored loan pipeline will benefit future core earnings and lead to cross sell opportunities enabling us to expand our services to current and prospective customers in our chosen markets.  While that business develops, we have increased our portfolio of investment securities 89% or $272 million since December 31, 2011.  Growing franchise value and sustained core profitability remain our main objectives.”

2012 Financial Highlights/Overview

Earnings

•                  Fourth quarter net income before taxes of $1.5 million compared to a net loss of $3.0 million in the same quarter of 2011.

•                  Fourth quarter net income to common stockholders of $253,000 compared to a net loss to common stockholders of $4.2 million in the same quarter of 2011.

•                  The tax-equivalent net interest margin was 3.17% during the fourth quarter of 2012 compared to 3.44% in the same quarter of 2011 and reflected a decrease of 27 basis points compared to the third quarter of 2012.  Net interest income was down 7.3% compared to the fourth quarter of 2011.

•                  Noninterest income of $42.9 million was $6.9 million higher in the year ended December 31, 2012, compared to the same period in 2011 reflecting higher mortgage loan revenues, profitable OREO sales and securities gains.

•                  Notably, mortgage banking noninterest income was up 81%, or $1.6 million, in the fourth quarter of 2012 compared to the same period in 2011.  Closed loans increased 30% full year 2012 over full year 2011 as the Bank was an active participant in programs offered by government sponsored entities (“GSE”).  This sharp increase in business volume also enabled us to benefit from improved margins in 2012 compared to 2011.

•                  Noninterest expenses of $96.0 million were $1.5 million, or 1.6%, lower in year ended December 31, 2012, than in the same period in 2011.  Increased expenses in salaries and benefits with some of the increase related to incentive based compensation, were offset by reduced expenses in many categories including, most notably, FDIC insurance, legal fees and occupancy related expenses.

Capital

	December 31, 2012	December 31, 2011
The Bank’s leverage capital ratio	9.67%	9.34%
The Bank’s total capital ratio	14.86%	12.97%
The Company’s leverage capital ratio	4.85%	4.98%
The Company’s total capital ratio	13.62%	12.38%
The Company’s tangible common equity to tangible assets	(0.13)%	(0.08)%

Asset Quality/Balance Sheet Overview

•                  Nonperforming loans declined $56.3 million, or 40.6%, during 2012 to $82.6 million as of December 31, 2012, from $138.9 million as of December 31, 2011, and declined $23.2 million (21.9%) during the fourth quarter from $105.8 million as of September 30, 2012.  Our December 31, 2012, lower level of nonperforming loans as measured at quarter end was the lowest since December 31, 2008.

•                  There was no provision for loan loss expense in the fourth quarter ended December 31, 2012, compared to $1.4 million in the same period in 2011.

•                  Loans that were classified as performing, but 30 to 89 days past due and still accruing interest, increased to $12.9 million at December 31, 2012, from $5.4 million at September 30, 2012, and $12.1 million at December 31, 2011.

•                  Other Real Estate Owned (“OREO”) declined from $93.3 million at December 31, 2011, to $72.4 million at December 31, 2012.  Property dispositions totaling $36.9 million were offset by new OREO and improvements to existing OREO of $38.7 million.  Valuation writedowns of properties held for sale reduced the reported total by $16.8 million with related expense recognized.  Finally, an accounting reclassification to recognize amounts owed to participants reduced reported OREO for year-end 2012.  This reclassification is reflected in December 31, 2012 results as a $5.9 million reduction in reported OREO and will be incorporated prospectively in our future statements.

•                  Over the course of 2012, as demand from qualified borrowers continued to be weak, loan volume declined $218.9 million.  In response to this contraction in loans, securities available for sale increased $272.3 million in the same time period as management elected to invest in securities until loan demand returned.  Approximately two-thirds of the annual increase took place in the second half of the year.  Until fourth quarter, additional securities were purchased with available liquid funds derived from our strong deposit base.  In the fourth quarter, the Bank accessed available lines with the Federal

Home Loan Bank (“FHLB Chicago”), borrowing $100 million to complete additional securities purchases.

•                  Securities grew 88.5% from December 31, 2011 to December 31, 2012.  Further, the composition of our holdings changed.  As a percentage of total U. S. Government Agency and U. S. Government Agency Mortgage Backed securities declined.  These two sectors comprised 64.2% of securities held at December 31, 2011, and totaled $197.4 million.  By December 31, 2012, those metrics had declined to 30.8% of securities held with a total of $178.6 million.  During the same period, holdings of collateralized mortgage obligations and asset backed securities, which were heavily oriented to securities backed by student loan debt, grew from $53.4 million or 17.4% of holdings at December 31, 2011 to $337.1 million, or 58.1% of holdings at December 31, 2012.

Net Interest Income

Net interest and dividend income decreased $4.6 million from $64.0 million for the year ended December 31, 2011, to $59.3 million for the year ended December 31, 2012.  Average earning assets decreased $80.7 million, or 4.4%, during 2012 to $1.74 billion as of December 31, 2012, as management continued to emphasize asset quality and funded new loan originations continued to be limited.  The $264.9 million decrease in year to date average loans and loans held-for-sale was primarily due to the ongoing decreased demand from qualified borrowers in the Bank’s market area, charge-off activity, and movement of loan assets to OREO, as well as maturities and payments on performing loans.  To utilize available liquid funds, management continued to increase securities available-for-sale in the fourth quarter of 2012 to 28.3% of total assets up from 21.7% at September 30, 2012 and 15.8% at the end of 2011.  At the same time, management reduced deposits that had previously provided funding for those assets by emphasizing relationship banking rather than single service customers.  As a result, average interest bearing liabilities decreased $87.6 million, or 5.6%, during 2012 to $1.47 billion as of December 31, 2012.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, decreased slightly from 3.54% in 2011 to 3.43% in 2012.  The average tax-equivalent yield on earning assets decreased from 4.66% in 2011 to 4.28%, or 38 basis points, in 2012.  During 2012, the tax equivalent yield on earning assets received benefit from collection of previously reversed or unrecognized interest on loans that returned to performing status during the period.  During the same period, the cost of funds on interest bearing liabilities decreased from 1.37% to 1.07%, or 30 basis points, helping to offset the decrease in asset yields.  The decrease in average earning assets and movement to lower yielding securities with reduction in higher yielding loan volumes in 2012 were the main causes of decreased interest income.

Net interest and dividend income decreased $1.1 million from $15.0 million in the fourth quarter of 2011 to $13.9 million in the fourth quarter of 2012.  The increase in average earning assets on a quarterly comparative basis was $13.1 million, or 0.8%, from December 31, 2011 to December 31, 2012 on sharply higher securities volumes partially offset by lower loan amounts due to continued low demand from qualified borrowers in the quarter.  Average interest bearing liabilities decreased $19.2 million, or 1.3%, during the same period as lower deposit balances offset a sizable increase in other borrowed funds from FHLB Chicago.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, decreased from 3.44% in the fourth quarter of 2011 to 3.17% in the fourth quarter of 2012.  The average tax-equivalent yield on earning assets decreased from 4.51% in the fourth quarter of 2011 to 3.95% in the fourth quarter of 2012, or 56 basis points.  During the fourth quarter of 2012, the tax equivalent yield on earning assets received a benefit from collection of previously reversed or unrecognized interest on loans that returned to performing status during the period.  The cost of interest-bearing liabilities also decreased from 1.33% to 0.99%, or 34 basis points, in the same period as deposit rates continued to trend lower and available line of credit rates reflected the historically low rate environment.  Consistent with the year to date margin trend, the decreased overall average earning assets and the movement to lower yielding securities combined with the repricing of interest bearing assets and liabilities in a lower interest rate environment decreased interest income to a greater degree than it decreased interest expense.

Asset Quality

In 2012, the Company recorded a $6.3 million provision for loan losses, all of which was made in the first half of the year, as no provision was made in the third and fourth quarters.  In 2011, the provision for loan losses was $8.9 million, which included a provision of $1.4 million in the fourth quarter.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  Nonperforming loans decreased to $82.6 million at December 31, 2012, from $105.8 million at September 30, 2012, and $138.9 million at December 31, 2011.  Charge-offs, net of recoveries, totaled $19.7 million in 2012 and improved from $33.2 million in 2011.  Similarly, net charge-offs totaled $1.6 million in the fourth quarter of 2012 and $9.2 million in the fourth quarter of 2011.  The distribution of the Company’s net charge-off activity for the periods indicated is detailed in the first table below and the distribution of the Company’s remaining nonperforming loans and related specific allocations at December 31, 2012, are included in the following tables.

Loan Charge-offs, Net

	Three Months Ended		Year to Date
	December 31,		December 31,
(in thousands)	2012	2011	2012	2011
Real estate-construction
Homebuilder	$426	$542	$1,194	$2,720
Land	14	96	(709)	3,100
Commercial speculative	180	2,405	848	3,083
All other	51	110	216	265
Total real estate-construction	671	3,153	1,549	9,168
Real estate-residential
Investor	987	2,090	4,221	3,641
Owner occupied	342	237	1,782	3,767
Revolving and junior liens	530	296	1,820	1,014
Total real estate-residential	1,859	2,623	7,823	8,422
Real estate-commercial, nonfarm
Owner general purpose	46	326	1,146	3,551
Owner special purpose	131	223	1,420	258
Non-owner general purpose	(1,608)	1,182	2,884	4,829
Non-owner special purpose	—	317	77	1,973
Retail properties	367	1,666	4,405	5,018
Total real estate-commercial, nonfarm	(1,064)	3,714	9,932	15,629
Real estate-commercial, farm	—	—	—	—
Commercial	151	48	229	193
Other	43	(295)	151	(214)
	$1,660	$9,243	$19,684	$33,198

The distribution of the Company’s nonperforming loans as of December 31, 2012, is included in the chart below (in thousands):

Nonperforming loans as of December 31, 2012

	Nonaccrual Total (1)	90 Days or More Past Due (Accruing)	Substandard Restructured Loans (Accruing)	Total Non performing Loans	% Non Performing Loans	Specific Allocation
Real estate-construction	$9,253	$68	$556	$9,877	12.0%	$1,113
Real estate-residential:
Investor	9,910	—	—	9,910	12.0%	477
Owner occupied	9,918	21	671	10,610	12.8%	1,089
Revolving and junior liens	3,771	—	61	3,832	4.6%	874
Real estate-commercial, nonfarm	41,365	—	3,699	45,064	54.6%	2,248
Real estate-commercial, farm	2,517	—	—	2,517	3.1%	—
Commercial	762	—	—	762	0.9%	458
Other	23	—	—	23	0.1%	—
	$77,519	$89	$4,987	$82,595	100.0%	$6,259

(1) Nonaccrual loans included a total of $11.5 million in restructured loans which subsequently defaulted or do not have consistent payment history to justify placing the loan on accruing status.  Component balances are $1.5 million in real estate construction, $6.3 million in real estate-commercial nonfarm, $1.2 million is in real estate - residential investor, $2.4 million is in real estate - owner occupied and $17,000 in Commercial.

Classified loans decreased $116.2 million or 50.0% from December 31, 2011.  For purposes of this table, classified loans are defined as loans rated substandard or worse.  This definition closely reflects our regulator’s definitions.  All dollars are in thousands.

	Classified Loans
	12/31/2012	12/31/2011
Commercial	$1,063	$2,380
Real estate - commercial	70,368	134,015
Real estate - construction	14,140	38,481
Real estate - residential	30,647	57,550
Consumer	26	13
	$116,244	$232,439

Commercial Real Estate

Commercial Real Estate Nonfarm (“CRE”) loans remained the largest component of nonperforming loans at $45.1 million, or 54.6% of total nonperforming loans.  The dollar volume of nonperforming CRE loans is down from $55.6 million at September 30, 2012, and $64.0 million at December 31, 2011.  These decreases resulted from loans moving to OREO during these periods, loans paying off and loans upgraded as a result of improved performance.  The class components of the CRE segment at December 31, 2012, were as follows (dollars in thousands):

CRE	Nonaccrual Total	90 Days or More Past Due (Accruing)	Restructured Loans (Accruing)	Total Non performing Loans	% Non performing CRE Loans	Specific Allocation
Owner occupied general purpose	$5,487	$—	$—	$5,487	12.2%	$230
Owner occupied special purpose	11,433	—	—	11,433	25.4%	712
Non-owner occupied general purpose	13,436	—	3,699	17,135	38.0%	204
Non-owner occupied special purpose	477	—	—	477	1.1%	—
Retail properties	10,532	—	—	10,532	23.3%	1,102
	$41,365	$—	$3,699	$45,064	100.0%	$2,248

Non-owner occupied, general purpose loans include credits that are collateralized by office, warehouse, and industrial properties and represented 25.9% of total CRE loans, and 38.0% of nonperforming CRE loans at the end of the fourth quarter of 2012.  Fourth quarter 2012 charge-offs in this category were $262,000, with most of the charge-offs coming from fully allocated credits, and management estimated that $204,000 of specific allocation was sufficient coverage for the remaining loss exposure at December 31, 2012.  However, there can be no guarantee that actual losses in this category, and all other categories discussed in this section, will not exceed the amount specifically reserved for the category.

The owner occupied special purpose category had loans totaling $161.0 million, representing 29.1% of all CRE loans.  With $11.4 million of these loans nonperforming at December 31, 2012, these loans accounted for 25.4% of total nonperforming CRE.  Owner occupied special purpose credits include loans collateralized by property types such as car washes, golf courses, restaurants, and medical office buildings.  Charge-offs in the fourth quarter of 2012 totaled $134,000 in this loan category, and management estimated that the specific allocation of $712,000 was sufficient coverage for the remaining loss exposure at December 31, 2012.

Portfolio loans secured by retail property, primarily retail strip malls, continue to experience financial stress as vacancies and lower rents needed to secure tenants hampered successful retail mall performance.  This class accounted for 8.7% of all CRE loans and 23.3% of all nonperforming CRE loans at December 31, 2012.  Fourth quarter 2012 charge-offs in the retail segment totaled $367,000 in this loan category and management estimated that the specific allocation of $1.1 million was sufficient coverage for the remaining loss exposure at December 31, 2012.

As of December 31, 2012, owner occupied general purpose loans comprised 22.9% of CRE, and 12.2% of nonperforming CRE loans.  Charge-offs totaled $51,000 in the fourth quarter of 2012, and management estimated that specific allocations of $230,000 were sufficient coverage for the remaining loss exposure at December 31, 2012.

Non-owner occupied special purpose loans represented 13.4% of the CRE portfolio, and 1.1% of nonperforming CRE loans at the end of the fourth quarter of 2012.  In the fourth quarter there were no charge-offs recorded and no specific allocation was required at December 31, 2012.  Management has reviewed all nonperforming loans and concluded no additional inherent losses are apparent which would require a specific reserve at December 31, 2012.

In addition to the specific allocations detailed above, management estimates include a higher risk commercial real estate pool loss factor for certain CRE loans.  These loans typically have a deficiency in cash flow coverage from the property securing the credit, but other supporting factors such as liquidity, guarantor capacity, sufficient global cash flow coverage or cooperation from the borrower is evident to support the credit.  These deficiencies in cash flow coverage are typically attributable to vacancies that are expected to be temporary or reduced operating income from the owner-occupant due to continued economic stress in our market areas.  The pool also includes cases where the property securing the credit has adequate cash flow coverage, but the borrower has other economic stress indicators to warrant heightened risk treatment.  Due to a

3.3% decrease in the management factor in this pool, management estimated a decrease of reserves of $408,000 in the fourth quarter of 2012.

Construction and Development

At December 31, 2012, nonperforming construction and development (“C & D”) loans totaled $9.9 million, or 12.0% of total nonperforming loans.  This is a decrease of $6.2 million from $16.0 million at September 30, 2012, and a decrease of $23.9 million from $33.8 million at December 31, 2011.  Of the $42.2 million of total C & D loans in the portfolio, 23.4% were nonperforming as of December 31, 2012, as compared to 33.0% at September 30, 2012, and 47.3% at December 31, 2011.  Total C & D charge-offs for the fourth quarter of 2012 were $718,000, as compared to $3.2 million in the fourth quarter 2011.  Following all charge-off activity, management estimated that specific allocations of $1.1 million were sufficient coverage for the remaining loss exposure in this segment at December 31, 2012.  The majority of the Bank’s C & D loans are located in suburban Chicago markets, predominantly in the far western and southwestern suburbs.  The Bank’s loan exposure to credits secured by homebuilder inventory is down 66.6% from a year ago.

Management closely monitors the performing loans that have been rated as “special mention” or “substandard” but that are still accruing interest.  While some additional adverse migration is still possible, management believes that the remaining performing C & D borrowers have demonstrated sufficient operating strength through an extended period of weak construction to avoid classification as an impaired credit at December 31, 2012.  As a result, management believes future losses in the construction segment will generally continue to trend downward.  In addition to reviewing the operating performance of the borrowers when reviewing allowance estimates, management also continues to update underlying collateral valuation estimates to reflect the aggregate estimated credit exposure.

Residential Real Estate

Nonperforming 1-4 family owner occupied residential mortgages to consumers totaled $10.6 million, or 12.8% of the nonperforming loan total as of December 31, 2012.  This segment totaled $14.9 million in nonperforming loans at September 30, 2012, compared to $20.3 million at December 30, 2011.  While Kendall, Kane, and Will counties experienced high rates of foreclosure in both 2012 and 2011, the Bank has recently experienced relatively stable or somewhat improved nonperforming totals.  The majority of all residential mortgage loans originated today are sold on the secondary market.  Of the nonperforming loans in this category, $671,000, or 6.3%, are to homeowners enrolled in the Bank’s foreclosure avoidance program and were classified as restructured at December 31, 2012.  The typical concessions granted in these cases were small and temporary rate reductions and a reduced monthly payment with the expectation that these borrowers will resume normal performance on their obligations when their earnings situation improves.  The usual profile of these borrowers includes a decrease in household income resulting from a change or loss of employment.  The remaining nonperforming loans in the 1-4 family residential category are in nonaccrual status and most cases are in various stages of foreclosure.  Management believes that deterioration in the segment relates primarily to the high rate of unemployment in our market areas, which is offset by some reductions from loans moved to OREO or upgraded as borrowers regain employment.  In addition, a significant portion of these nonperforming loans were supported by private mortgage insurance, and, at December 31, 2012, management estimated that a specific allocation of $1.1 million was adequate loss coverage following the $413,000 of charge-offs that occurred during the quarter and allowing for problems in collecting on private mortgage insurance.  At December 31, 2012, there were loans of $21,000 that were greater than 90 days past due and were still accruing interest in this portion of the portfolio.  Additionally, at December 31, 2012, loans 30 to 89 days past due and still accruing totaled $3.5 million which was an improvement from $4.0 million at December 31, 2011, but an increase from $449,000 at September 30, 2012.

Nonperforming residential investor loans at December 31, 2012 consisted of multi-family ($6.1 million) and 1-4 family properties ($3.8 million) for a total of $9.9 million, or 12.0% of the total nonperforming loans.  This represented a decrease from $13.0 million at September 30, 2012, and $15.3 million at December 31, 2011.  Following the fourth quarter charge-off of $1.0 million, management estimated that a total specific allocation of $477,000 would provide sufficient loss reserves at December 31, 2012 for the remaining risk in this category.  The multi-family and rental market segment is showing improved credit metrics as higher occupancy rates have driven stronger net operating income.

Other

The remaining nonperforming credits included $762,000 in commercial loans, $3.8 million in consumer home equity and second mortgage loans, $2.5 million in farmland and agricultural loans and $23,000 in other loans.  These loan categories have shown stable credit characteristics and losses have been minimal during this economic cycle.  At December 31, 2012, management estimated that a total specific allocation of $458,000 on the commercial portfolio would be sufficient loss coverage for the remaining risk in those nonperforming credits and that $874,000 was sufficient loss coverage for the consumer home equity.  These estimated amounts were following charge-offs in the fourth quarter of 2012 of $234,000 in commercial loans, and $554,000 in consumer home equity loans.

Other Troubled Loans

Loans that were classified as performing but 30 to 89 days past due and still accruing interest increased to $12.9 million at December 31, 2012, from $5.4 million at September 30, 2012, and $12.1 million at December 31, 2011.  At December 31, 2012, loans 30 to 89 days past due consisted of $3.5 million in 1-4 family owner occupied mortgages, $7.1 million in commercial real estate credits, $440.000 in residential investor credits, $515,000 in construction and development, $159,000 in commercial loans, $3,000 in consumer loans and $1.1 million in home equity loans.  Troubled debt restructurings (“TDR”) in accrual status totaled $11.5 million at December 31, 2012, which represented no change from September 30, 2012 and a slight decrease from $11.8 million from December 31, 2011.  Accruing TDRs included $5.4 million in 1-4 family owner occupied mortgages in the foreclosure avoidance program discussed previously, $2.3 million in restructured residential lot inventory loans to builders, $61,000 in revolving and junior liens mortgages, and $3.7 million in non-owner occupied general purpose commercial real estate.

Nonaccrual TDR loans totaled $11.5 million as of December 31, 2012.  These credits, which have not demonstrated a sustained period of financial performance, are primarily due to bankruptcy or continued deterioration in the borrowers’ financial situation.  Management is pursuing liquidation strategies for many of these loans.  Management estimated that specific allocation estimates of $395,000 at December 31, 2012, were sufficient coverage for the remaining loss exposure in this category.

Allowance for Loan and Lease Loss Reserve

The coverage ratio of the allowance for loan losses to nonperforming loans was 46.7% as of December 31, 2012, which reflects an increase from 37.4% as of December 31, 2011.  A decrease of $56.3 million, or 40.6%, in nonperforming loans in 2012 along with reductions in both specific reserves and management factor reserves drove the overall coverage ratio change.  Management updated the estimated specific allocations in the fourth quarter after receiving more recent appraisal collateral valuations or information on cash flow trends related to the impaired credits.  The estimated general allocations decreased by $6.6 million from December 31, 2011, as the overall loan balances subject to general factors decreased at December 31, 2012.  Management determined the estimated amount to include in the allowance for loan losses based upon a number of factors, including loan growth or contraction, the quality and composition of the loan portfolio and loan loss experience.  The latter item was also weighted more heavily based upon recent loss experience.  The C & D portfolio has had diminished adverse migration and the remaining credits are exhibiting more stable credit characteristics.  Management estimates adequate reserves have been established for the remaining risk of loss in the C & D portfolio.

Management regularly reviews the performance of the higher risk pool within CRE loans, and adjusts the population and the related loss factors taking into account adverse market trends including collateral valuation as well as its assessments of the credits in that pool.  Those assessments capture management’s estimate of the potential for adverse migration to an impaired status as well as its estimation of what the potential valuation impact from that migration would be if it were to occur.  The amount of assets subject to this pool factor decreased by $45.5 million, or 66.7%, at December 31, 2012, as compared to December 31, 2011.  Also, compared to December 31, 2011, management decreased the loss factor assigned to this pool by 3.3% based on risk characteristics of the remaining credits.  Management has also observed that many stresses in those credits were generally attributable to cyclical economic events that are showing some signs of stabilization.  Those signs included a reduction in loan migration to watch status, as well as a decrease in 30 to 89 day past due loans and some stabilization in values of certain properties.

The above changes in estimates were made by management to be consistent with observable trends within loan portfolio segments and in conjunction with market conditions and credit review administration activities.  Several environmental factors are also evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the total allowance for loan losses decreased from 3.8% of total loans as of December 31, 2011, to 3.4% of total loans at December 31, 2012.  In management’s judgment, an adequate allowance for estimated losses has been established for inherent losses at December 31, 2012; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other Real Estate Owned

OREO net of valuation reserve totaled $72.4 million at December 31, 2012 or a decrease of $20.9 million from December 31, 2011.  During the fourth quarter, disposition activity of $16.3 million, most notably included disposition of a property formerly carried at $6.5 million exceeded additions of $11.1 million (additions of $5.2 million net of OREO participant reclass previously discussed).  Additionally, valuation write downs of $4.6 million resulted in an overall decrease of $15.7 million from OREO assets of $88.1 million at September 30, 2012.  In the fourth quarter of 2012, management successfully converted collateral securing problem loans to properties ready for disposition, spent as needed on development improvements, transacted asset dispositions and recorded valuation adjustments as shown below in thousands.  As a result, holdings in the categories of vacant land suitable for farming, lots suitable for development, commercial and multi-family properties declined in the fourth quarter while single family residences properties remained the same during the quarter.  Overall, a net gain on sale of $1.8 million was realized in fourth quarter 2012.

	Three Months Ended		Year to Date
	December 31,		December 31,
	2012	2011	2012	2011
Beginning balance	$88,093	$100,554	$93,290	$75,613
Property additions	5,177	11,560	32,121	71,915
Development improvements	55	423	701	2,984
Less:
Property disposals	16,337	13,059	36,854	41,813
Period valuation adjustments	4,565	6,188	16,835	15,409
Other real estate owned	$72,423	$93,290	$72,423	$93,290

4th quarter Property Additions of $11.1 million reduced to $5.2 million above by participant reclass.

The OREO valuation reserve increased to $31.5 million , which is 30.3% of gross OREO at December 31, 2012.  The valuation reserve represented 20.1% of gross OREO at December 31, 2011.  In management’s judgment, an adequate property valuation allowance has been established; however, there can be no assurance that actual valuation losses will not exceed the estimated amounts in the future.

Net OREO Aging

	0-90 Days	91-180 Days	181 Days to 1 Year	1 Year to 2 Years	2 Years to 3 Years	3 Years +	Total
12/31/2012(1)	$6,666	$5,762	$10,069	$27,148	$17,581	$5,197	$72,423
	9.2%	7.9%	13.9%	37.5%	24.3%	7.2%	100.0%

12/31/2011	$10,289	$22,873	$28,647	$23,632	$7,687	$162	$93,290
	11.0%	24.5%	30.7%	25.3%	8.3%	0.2%	100.0%

(1)  12/31/12 OREO reflects a reclassification of OREO participations

As part of our OREO management process, we age or track the time that these properties are held for sale.  The table above shows that, in total, where 66.2% of our OREO at December 31, 2011, had been held for less than one year, that percentage dropped to 31.0% at December 31, 2012.  When properties are tracked as being held for one to three years, the percentage of total OREO in that age class rose to 61.8% at December 31, 2012, up from 33.6% at December 31, 2011.  While the totals held for more than three years were smaller than other aging categories, a similar trend was found in properties held in OREO for more than three years (7.2% as of December 31, 2012, up from 0.2% as of December 31, 2011).

Noninterest Income

Noninterest income increased $2.5 million, or 27.8%, to $11.7 million during the fourth quarter of 2012 compared to $9.2 million during the same period in 2011.  For the year ended December 31, 2012, noninterest income increased by $6.9 million, or 19.2%, to $42.9 million compared to $36.0 million for the same period in 2011.  Trust income decreased by $223,000, or 13.4%, and by $776,000, or 11.4%, for the fourth quarter and the year ended December 31, 2012, respectively.  The Company’s reduction in trust revenues, for both the quarter and the year ending December 31, 2012, was largely caused by three key client departures early in 2012 along with lower levels of new business development throughout the year.  Service charge income from deposit accounts decreased for both the quarter and the year ended December 31, 2012, primarily due to decreases in volume of overdraft fees and commercial checking service charges.  Total mortgage banking income in the fourth quarter of 2012, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $3.6 million, an increase of $1.6 million from the fourth quarter of 2011.  Mortgage banking income for the year also increased by $5.5 million, or 89.7%, from the 2011 level, reflecting an effective marketing approach.  This approach generated a sharp increase in business volume, in a market with lower levels of refinancing business, and also enabled us to receive enhanced benefit from improved margins in 2012 compared to 2011.

Realized gains on securities totaled $269,000 in the fourth quarter and $1.6 million in the year ended December 31, 2012 as the securities portfolio was revised to reduce levels of mortgage backed securities with inherent prepayment risk.  Sales of asset-backed securities backed by student loans substantially guaranteed by the U.S. Department of Education were also conducted over the course of the year to reduce concentration levels.  Gains on securities in 2012 compared to gains of $43,000 in the fourth quarter of 2011 and gains of $631,000 in the year ended December 31, 2011.  Bank owned life insurance (“BOLI”) income decreased $137,000, or 27.5%, and $21,000, or 1.3%, in the fourth quarter and the year ended December 31, 2012, respectively, over the same periods in 2011.  Debit card interchange income increased for both the fourth quarter and year as the volume of consumer card activity continued to increase compared to 2011.  Lease revenue received from OREO properties, which partially offsets OREO expenses included in noninterest expense, decreased $531,000 in the fourth quarter of this year when compared to fourth quarter of 2011 and decreased $138,000 in the year ended December 31, 2012 compared to the same period in 2011.  Net gains on disposition of OREO properties increased by $1.4 million to $1.8 million in the fourth quarter of 2012, and by $887,000 to $2.2 million for the year ended December 31, 2012.  One large property sale formerly held at $6.5 million represented $1.3 million of the fourth quarter and full year gains.  Most other sales in a still stressed market were closed at prices that closely approximated our fair value carrying cost.  Other noninterest income increased $173,000, or 27.5%, for the fourth quarter and by $386,000, or 8.3%, for the year ended December 31, 2012.

Noninterest Expense

Noninterest expense was $24.1 million during the fourth quarter of 2012, a decrease of $1.7 million, from $25.8 million in the fourth quarter of 2011.  Noninterest expense totaled $96.0 million in the year ended December 31, 2012, a decrease of $1.5 million, or 1.6%, from $97.6 million in the year ended December 31, 2011.  The salaries and benefits expense decreased $367,000, or 4.3%, and increased $974,000, or 2.9%, when comparing the fourth quarter and the year ended December 31, 2012, respectively, to the same periods in 2011.  The increase in salaries and benefits expense for the year resulted primarily from an increase in salary expense as we hired loan officers and accrued incentive compensation.  The number of full time equivalent employees was 481 and 492 at December 31 2012 and 2011, respectively.

Federal Deposit Insurance Corporation (“FDIC”) costs increased $3,000, or 0.3%, and decreased $823,000, or 17.0%, for the fourth quarter and the year ended December 31, 2012, respectively, as compared to the prior year.  The methodology for the assessment calculation changed effective with the third quarter of 2011.  The revised assessment approach applies to an adjusted average asset base rather than insured deposits, which contributed to the lower Bank assessment.  In addition, the reduction in assets inherent in management’s balance sheet strategy has also resulted in lower FDIC premiums.

Advertising expense decreased by $48,000, or 12.8%, and increased by $203,000, or 18.4%, in the fourth quarter and year ended December 31, 2012, respectively, when compared to the same periods in 2011.  Advertising expense reflects a program to attract and retain core deposit relationships with the potential for cross selling on multiple bank services.  Legal fees decreased $250,000 and $942,000 in a quarterly and year to date comparison as a result of a management program to control rates charged by law firms providing services, and the legal fees incurred were primarily related to loan workouts.

OREO expense decreased $1.4 million in the fourth quarter and increased $2,000 in the year ended December 31, 2012 compared to the same periods in 2011.  The decrease for the quarter and increase for the year to date period were primarily due to the valuation expense decrease of $1.7 million and increase of $1.3 million, respectively.  This increase was partially offset by decreased expenses incurred in administering OREO property taxes and insurance, which had decreases of $671,000 and $2.0 million for the fourth quarter and year ended December 31, 2012, respectively, due to some relief in property tax levies.  Other noninterest expense decreased $30,000, or 0.9%, to $3.2 million in the fourth quarter of 2011 and the same period of 2012.  Other noninterest expenses decreased $420,000, or 3.3%, from approximately $12.8 million in the year ended December 31, 2011 to approximately $12.4 million in the same period of 2012.

Assets

Total assets increased $104.4 million, or 5.4%, from December 31, 2011, to close at $2.05 billion as of December 31, 2012.  Loans decreased by $218.9 million, or 16.0%, to $1.15 billion over the course of 2012  as management continued to emphasize balance sheet stabilization and credit quality and demand from qualified borrowers remained slow.  At the same time, loan charge-off activity reduced balances and collateral that previously secured loans moved to OREO.  OREO assets decreased $20.9 million, or 22.4%, for the year ended December 31, 2012, compared to December 31, 2011 as sale activity and valuation writedowns exceeded new properties added.  Offsetting these reductions, available-for-sale securities increased by $272.3 million, or 88.5%, for the year ended December 31, 2012, reflecting continued movement by management to emphasize securities investments in the absence of qualified loan demand.  Management continued to increase available-for-sale securities in the fourth quarter consistent with the Company’s past practice of utilizing available liquid funds supplemented by short term borrowings from FHLB Chicago.  For the year ended December 31, 2012, large dollar purchases were made in collateralized mortgage backed securities and asset-backed (many backed by student loan assets) securities totaling $203.5 million, and $184.0 million, respectively.  At the same time, net cash equivalents increased despite general balance sheet stabilization.  At

December 31, 2012, the largest changes by loan type included decreases in commercial real estate, real estate construction, and residential real estate loans of $124.8 million, $29.3 million and $62.7 million, or 17.7%, 41.0%, and 13.1%, respectively.  As shown below, net purchases during 2012 changed the composition of our securities holdings (dollars in millions).

	12/31/2011	% of Total	6/30/2012	% of Total	12/31/2012	% of Total
U.S. government agencies	$43.4	14.1%	$44.6	11.2%	$49.9	8.6%
U.S. government agency mortgage-backed	154.0	50.1%	95.2	23.9%	128.7	22.2%
Collateralized mortgage obligations	25.1	8.2%	62.4	15.6%	169.6	29.2%
Asset-backed securities	28.3	9.2%	136.7	34.3%	167.5	28.9%
Other (Treasury, State and political, Corporate, and CDO)	56.8	18.4%	60.0	15.0%	64.2	11.1%
Total securities available-for-sale	307.6	100.0%	398.9	100.0%	579.9	100.0%
Total loans	1,369.0		1,238.1		1,150.1
Total loans and securities available-for-sale	$1,676.6		$1,637.0		$1,730.0

Deposits

Total deposits decreased $23.6 million, or 1.4%, during the year ended December 31, 2012, to close at $1.72 billion.  The deposit segments that increased in this period were noninterest bearing demand, savings, NOW and money markets, which increased by $17.5 million, $19.4 million, $10.9 million and $35.3 million, or 4.8%, 9.9%, 4.0% and 12.2%, respectively.  Time deposits decreased $106.7 million or 17.3% due to management’s pricing strategy discouraging customers with a single service relationship at the Bank.  Market interest rates decreased generally and the average cost of interest bearing deposits decreased from 1.11% in the year ended December 31, 2011, to 0.73%, or 38 basis points, in the same period of 2012.  Similarly, the average total cost of interest bearing liabilities decreased 30 basis points from 1.37% in the year ended December 31, 2011 to 1.07% in the same period of 2012.

Borrowings

One of the Company’s most significant borrowing relationships continued to be the $45.5 million credit facility with Bank of America.  That credit facility began in January 2008 and was originally composed of a $30.5 million senior debt facility and $500,000 in term debt (collectively the “Senior Debt”), as well as $45.0 million of subordinated debt (the “Subordinated Debt”).  The Subordinated Debt and the term debt portion of the Senior Debt mature on March 31, 2018.  The interest rate on the Senior Debt resets quarterly, and is based on, at the Company’s option, either the lender’s prime rate or three-month LIBOR plus 90 basis points.  The interest rate on the Subordinated Debt resets quarterly, and is equal to three-month LIBOR plus 150 basis points.  The Company had no principal outstanding balance on the senior debt facility when it matured but did have $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in Subordinated Debt at the end of both December 31, 2011 and December 31, 2012.  The term debt is secured by all of the outstanding capital stock of the Bank.  The Company has made all required interest payments on the outstanding principal amounts on a timely basis.

The credit facility agreement contains usual and customary provisions regarding acceleration of the Senior Debt upon the occurrence of an event of default by the Company under the agreement, as described therein.  The agreement also contains certain customary representations and warranties as well as financial and negative covenants.  At December 31, 2012, the Company continued to be out of compliance with two of the financial covenants contained within the credit agreement.  The agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant relating to the Senior Debt the lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt by 200 basis points, (iii) declare the Senior Debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the Senior Debt is the $500,000 in term debt.  Because the Subordinated Debt is treated as Tier 2 capital for regulatory capital purposes, the Agreement does not provide the lender with any rights of acceleration or other remedies with regard to the Subordinated Debt upon an event of default caused by the Company’s failure to comply with a financial covenant.  In November 2009, the lender provided notice to the Company that it was invoking the default rate.  This action by the lender resulted in nominal additional interest expense as it only applies to the $500,000 of outstanding senior term debt.

The Company increased its securities sold under repurchase agreements $17.0 million to $17.9 million from December 31, 2011.  These balances increased in response to customer requests for pledged security on deposits as FDIC insurance coverage on large dollar deposits expired.

Capital

As of December 31, 2012, total stockholders’ equity was $72.6 million, which was a decrease of $1.5 million, or 2.0%, from $74.0 million as of December 31, 2011.  This decrease was primarily attributable to the net loss from operations in the first quarter of 2012.  As of December 31, 2012, the Company’s regulatory ratios of total capital to risk weighted assets and Tier 1 capital to risk weighted assets increased to 13.62%, and 6.81%, while the Tier 1 leverage decreased to 4.85%, compared to 12.38%, 6.21%, and 4.98%, respectively, at December 31, 2011.  The Company, on a consolidated basis, exceeded the minimum ratios to be deemed “adequately capitalized” under regulatory defined capital ratios at December 31, 2012.  The same capital ratios at the Bank were 14.86%, 13.59%, and 9.67%, respectively, at December 31, 2012, compared to 12.97%, 11.70%, and 9.34%, at December 31, 2011.  The Bank’s ratios exceeded the heightened capital ratios agreed to in the consent order entered into with the Office of the Comptroller of Currency in May 2011 (the “Consent Order”).

In July 2011, the Company entered into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of Chicago (the “Reserve Bank”) designed to maintain the financial soundness of the Company.  Key provisions of the Written Agreement include restrictions on the Company’s payment of dividends on its capital stock, restrictions on its taking of dividends or other payments from the Bank that reduce the Bank’s capital, restrictions on subordinated debenture and trust preferred security distributions, restrictions on incurring additional debt or repurchasing stock, capital planning provisions, requirements to submit cash flow projections to the Reserve Bank, requirements to comply with certain notice provisions pertaining to changes in directors or senior management, requirements to comply with regulatory restrictions on indemnification and severance payments, and requirements to submit certain reports to the Reserve Bank.  The Written Agreement also calls for the Company to serve as a source of strength for the Bank, including ensuring that the Bank complies with the Consent Order.

In addition to the above regulatory ratios, the Company’s non-GAAP tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets decreased to (0.13)% and (0.12)%, respectively, at December 31, 2012, compared to (0.08)% and (0.05)%, respectively, at December 31, 2011.

As previously announced, in the third quarter of 2010, the Company elected to defer regularly scheduled interest payments on $58.4 million of junior subordinated debentures related to the trust preferred securities issued by its two statutory trust subsidiaries, Old Second Capital Trust I and Old Second Capital Trust II (the “Trust Preferred Securities”).  Because of the deferral on the subordinated debentures, the trusts will defer regularly scheduled dividends on their Trust Preferred Securities.  The total accumulated interest on the Trust Preferred Securities including compounded interest from July 1, 2010 on the deferred payments totaled $11.7 million at December 31, 2012.

The Company has also suspended quarterly cash dividends on its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B, issued to the U.S. Department of the Treasury (the “TARP Preferred

Stock”) in connection with the Company’s participation in the TARP Capital Purchase Program as well as suspending dividends on its outstanding common stock.  The dividend payments on the TARP Preferred Stock have been deferred since November 15, 2010, and while in deferral these dividends are compounded quarterly.  The accumulated TARP Preferred Stock dividends totaled $9.1 million at December 31, 2012.

Under the terms of the junior subordinated debentures, the Company is allowed to defer payments of interest for 20 quarterly periods on the Trust Preferred Securities without default or penalty, but such amounts will continue to accrue.  Also during the deferral period, the Company generally may not pay cash dividends on or repurchase its common stock or preferred stock, including the TARP Preferred Stock.  Under the terms of the TARP Preferred Stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9%.  Dividend payments on the TARP Preferred Stock may be deferred without default, but the dividend is cumulative and therefore will continue to accrue.  If the Company fails to pay dividends for an aggregate of six quarters, whether or not consecutive, the holder will have the right to appoint two representatives to the Company’s board of directors.  A new director was appointed by the U.S. Treasury to join the board during the fourth quarter of 2012.  For more information on the appointment please see the Company’s Form 8-K dated November 20, 2012.

During the fourth quarter, the U.S. Department of the Treasury announced continuation of individual auctions of its Capital Purchase Program preferred stock and subordinated debt positions, to include Old Second, with auctions to be held as early as late January.  The sale of these securities is part of Treasury’s efforts to conclude the Troubled Asset Relief Program (TARP) Capital Purchase Program.  At December 31, 2012 Old Second Bancorp carried $71.9 million of this preferred stock in Total Stockholders Equity.

The terms of the TARP Preferred Stock also prevent the Company from paying cash dividends on or repurchasing its common stock while TARP Preferred Stock dividends are in arrears.  Pursuant to the terms of its regulatory agreements, the Company must seek regulatory approval prior to resuming payments on its Subordinated Debt and TARP Preferred Stock.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted noninterest expense by the sum of net interest income on a tax equivalent basis and adjusted noninterest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  Consistent with industry practice, management also disclosed the tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets in the discussion immediately above and in the following tables.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, regulatory requirements, including rules jointly proposed by the federal bank agencies to implement Basel III, interest rates, or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
In thousands, except share data

	As of and for the		As of and for the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Summary Statements of Operations:
Net interest and dividend income	$13,917	$15,017	$59,346	$63,950
Provision for loan losses	—	1,387	6,284	8,887
Noninterest income	11,706	9,162	42,914	36,008
Noninterest expense	24,099	25,793	96,048	97,569
Provision for income taxes	—	—	—	—
Net income (loss)	1,524	(3,001)	(72)	(6,498)
Net income (loss) available to common stockholders	253	(4,207)	(5,059)	(11,228)

Key Ratios (annualized):
Return on average assets	0.31%	(0.62)%	0.00%	(0.32)%
Return to common stockholders on average assets	0.05%	(0.86)%	(0.26)%	(0.56)%
Return on average equity	8.45%	15.37%	(0.10)%	(8.15)%
Return on average common equity	4026.00%	(247.56)%	(848.83)%	(120.30)%
Net interest margin (non-GAAP tax equivalent)(1)	3.17%	3.44%	3.43%	3.54%
Efficiency ratio (non-GAAP tax equivalent)(1)	72.76%	75.17%	71.24%	73.57%
Tangible common equity to tangible assets(2)	(0.13)%	(0.08)%	(0.13)%	(0.08)%
Tier 1 common equity to risk weighted assets(2)	(0.12)%	(0.05)%	(0.12)%	(0.1)%
Company total capital to risk weighted assets (3)	13.62%	12.38%	13.62%	12.38%
Company tier 1 capital to risk weighted assets (3)	6.81%	6.21%	6.81%	6.21%
Company tier 1 capital to average assets	4.85%	4.98%	4.85%	4.98%
Bank total capital to risk weighted assets (3)	14.86%	12.97%	14.86%	12.97%
Bank tier 1 capital to risk weighted assets (3)	13.59%	11.70%	13.59%	11.70%
Bank tier 1 capital to average assets	9.67%	9.34%	9.67%	9.34%

Per Share Data:
Basic earnings (loss) per share	$0.02	$(0.30)	$(0.36)	$(0.79)
Diluted earnings (loss) per share	$0.02	$(0.30)	$(0.36)	$(0.79)
Dividends declared per share	$0.00	$0.00	$0.00	$0.00
Common book value per share	$0.05	$(0.11)	$0.05	$(0.11)
Tangible common book value per share	$(0.18)	$0.20	$(0.18)	$0.20
Ending number of shares outstanding	14,084,328	14,034,991	14,084,328	14,034,991
Average number of shares outstanding	14,084,328	14,034,991	14,074,188	14,019,920
Diluted average shares outstanding	14,210,928	14,216,163	14,207,252	14,220,822

End of Period Balances:
Loans	$1,150,050	$1,368,985	$1,150,050	$1,368,985
Deposits	1,717,219	1,740,781	1,717,219	1,740,781
Stockholders’ equity	72,552	74,002	72,552	74,002
Total earning assets	1,834,995	1,751,662	1,834,995	1,751,662
Total assets	2,045,799	1,941,418	2,045,799	1,941,418

Average Balances:
Loans	$1,193,808	$1,402,351	$1,263,172	$1,527,311
Deposits	1,710,035	1,731,793	1,730,407	1,806,924
Stockholders’ equity	71,768	77,488	71,961	79,725
Total earning assets	1,754,473	1,741,388	1,736,851	1,817,586
Total assets	1,958,688	1,933,572	1,950,625	2,015,464

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending December 31, 2012, and 2011, respectively, are presented on page 21.

(2) The information to reconcile GAAP measures and the ratios of Tier 1 capital, total capital, tangible common equity or Tier 1 common equity, as applicable, to average total assets, risk-weighted assets or tangible assets, as applicable, are presented on page 22.

(3) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies.  Those agencies define the basis for these calculations including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Financial Highlights, continued
In thousands, except share data

	(unaudited)		(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Asset Quality	2012	2011	2012	2011
Charge-offs	$3,931	$10,192	$27,865	$41,169
Recoveries	2,271	950	8,181	7,971
Net charge-offs	$1,660	$9,242	$19,684	$33,198
Provision for loan losses	—	1,387	6,284	8,887
Allowance for loan losses to loans	3.36%	3.80%	3.36%	3.80%

	(unaudited) As of December 31,
	2012	2011
Nonaccrual loans(1)	$77,519	$126,786
Restructured loans	4,987	11,839
Loans past due 90 days	89	318
Nonperforming loans	82,595	138,943
Other real estate owned	72,423	93,290
Nonperforming assets	$155,018	$232,233

(1)         Includes $11.5 million, and $16.2 million in nonaccrual restructured loans at December 31, 2012, and December 31, 2011, respectively.

	(unaudited)
	As of
	December 31,
Major Classifications of Loans	2012	2011
Commercial	$86,941	$98,099
Real estate - commercial	579,687	704,492
Real estate - construction	42,167	71,436
Real estate - residential	414,543	477,200
Installment	3,101	3,789
Overdraft	994	457
Lease financing receivables	6,060	2,087
Other	16,451	11,498
	1,149,944	1,369,058
Net deferred loan costs (fees)	106	(73)
	$1,150,050	$1,368,985

	(unaudited)
	As of
	December 31,
Major Classifications of Deposits	2012	2011
Noninterest bearing	$379,451	$361,963
Savings	216,305	196,870
NOW accounts	286,860	275,957
Money market accounts	323,811	288,508
Certificates of deposits of less than $100,000	318,844	390,530
Certificates of deposits of $100,000 or more	191,948	226,953
	$1,717,219	$1,740,781

Old Second Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	(unaudited)	(audited)
	December 31,	December 31,
	2012	2011
Assets
Cash and due from banks	$44,221	$2,692
Interest bearing deposits with financial institutions	84,286	48,257
Cash and cash equivalents	128,507	50,949
Securities available-for-sale	579,886	307,564
Federal Home Loan Bank and Federal Reserve Bank stock	11,202	14,050
Loans held-for-sale	9,571	12,806
Loans	1,150,050	1,368,985
Less: allowance for loan losses	38,597	51,997
Net loans	1,111,453	1,316,988
Premises and equipment, net	47,002	50,477
Other real estate owned, net	72,423	93,290
Mortgage servicing rights, net	4,116	3,487
Core deposit and other intangible asset, net	3,276	4,678
Bank-owned life insurance (BOLI)	54,203	52,595
Other assets	24,160	34,534
Total assets	$2,045,799	$1,941,418

Liabilities
Deposits:
Noninterest bearing demand	$379,451	$361,963
Interest bearing:
Savings, NOW, and money market	826,976	761,335
Time	510,792	617,483
Total deposits	1,717,219	1,740,781
Securities sold under repurchase agreements	17,875	901
Other short-term borrowings	100,000	—
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	500
Other liabilities	34,275	21,856
Total liabilities	1,973,247	1,867,416

Stockholders’ Equity
Preferred stock	71,869	70,863
Common stock	18,729	18,628
Additional paid-in capital	66,189	65,999
Retained earnings	12,048	17,107
Accumulated other comprehensive loss	(1,327)	(3,702)
Treasury stock	(94,956)	(94,893)
Total stockholders’ equity	72,552	74,002
Total liabilities and stockholders’ equity	$2,045,799	$1,941,418

Old Second Bancorp, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share data)

	(unaudited)
	Three Months Ended		Year to Date
	December 31,		December 31,
	2012	2011	2012	2011
Interest and Dividend Income
Loans, including fees	$15,293	$18,319	$66,769	$80,084
Loans held-for-sale	59	144	260	342
Securities, taxable	1,990	1,298	7,212	3,989
Securities, tax exempt	113	104	416	487
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	77	74	305	290
Federal funds sold	—	—	—	1
Interest bearing deposits with financial institutions	30	33	119	230
Total interest and dividend income	17,562	19,972	75,081	85,423
Interest Expense
Savings, NOW, and money market deposits	255	304	1,062	1,579
Time deposits	1,889	3,258	8,809	14,478
Securities sold under repurchase agreements	—	1	2	1
Other short-term borrowings	13	—	17	—
Junior subordinated debentures	1,265	1,176	4,925	4,577
Subordinated debt	219	212	903	822
Notes payable and other borrowings	4	4	17	16
Total interest expense	3,645	4,955	15,735	21,473
Net interest and dividend income	13,917	15,017	59,346	63,950
Provision for loan losses	—	1,387	6,284	8,887
Net interest and dividend income after provision for loan losses	13,917	13,630	53,062	55,063
Noninterest Income
Trust income	1,438	1,661	6,041	6,817
Service charges on deposits	1,976	2,114	7,682	8,135
Secondary mortgage fees	350	323	1,307	1,055
Mortgage servicing loss, net of changes in fair value	76	(120)	(289)	(341)
Net gain on sales of mortgage loans	3,179	1,791	10,688	5,458
Securities gains, net	269	43	1,575	631
Increase in cash surrender value of bank-owned life insurance	362	499	1,608	1,629
Debit card interchange income	886	745	3,547	3,004
Lease revenue from other real estate owned	567	1,098	3,497	3,635
Net gain on sales of other real estate owned	1,800	378	2,198	1,311
Other income	803	630	5,060	4,674
Total noninterest income	11,706	9,162	42,914	36,008
Noninterest Expense
Salaries and employee benefits	8,154	8,521	34,989	34,015
Occupancy expense, net	1,157	1,184	4,841	5,112
Furniture and equipment expense	1,198	1,261	4,614	5,601
FDIC insurance	973	970	4,031	4,854
General bank insurance	846	824	3,384	3,320
Amortization of core deposit and other intangible asset	537	136	1,402	847
Advertising expense	327	375	1,309	1,106
Debit card interchange expense	365	333	1,548	1,424
Legal fees	961	1,211	3,176	4,118
Other real estate expense	6,371	7,738	24,358	24,356
Other expense	3,210	3,240	12,396	12,816
Total noninterest expense	24,099	25,793	96,048	97,569
Income (loss) before income taxes	1,524	(3,001)	(72)	(6,498)
Income taxes	—	—	—	—
Net Income (loss)	1,524	(3,001)	$(72)	$(6,498)
Preferred stock dividends and accretion	1,271	1,206	4,987	4,730
Net loss available to common stockholders	$253	$(4,207)	$(5,059)	$(11,228)

Basic earnings (loss) per share	$0.02	$(0.30)	$(0.36)	$(0.79)
Diluted earnings (loss) per share	0.02	(0.30)	(0.36)	(0.79)
Dividends declared per share	—	—	—	—

ANALYSIS OF AVERAGE BALANCES,
TAX EQUIVALENT INTEREST AND RATES
Three Months ended December, 2012, and 2011
(Dollar amounts in thousands - unaudited)

	2012			2011
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$48,669	$30	0.24%	$54,881	$33	0.24%
Securities:
Taxable	483,605	1,990	1.65	243,264	1,298	2.13
Non-taxable (tax equivalent)	10,148	173	6.82	12,793	159	4.97
Total securities	493,753	2,163	1.75	256,057	1,457	2.28
Dividends from FRB and FHLB stock	11,495	77	2.68	14,050	74	2.11
Loans and loans held-for-sale (1)	1,200,556	15,369	5.01	1,416,400	18,489	5.11
Total interest earning assets	1,754,473	17,639	3.95	1,741,388	20,053	4.51
Cash and due from banks	22,233	—	—	7,757	—	—
Allowance for loan losses	(39,753)	—	—	(58,404)	—	—
Other noninterest bearing assets	221,735	—	—	242,831	—	—
Total assets	$1,958,688			$1,933,572

Liabilities and Stockholders’ Equity
NOW accounts	$270,091	$66	0.10%	$262,522	$75	0.11%
Money market accounts	324,240	138	0.17	288,118	165	0.23
Savings accounts	212,529	51	0.10	193,640	64	0.13
Time deposits	514,685	1,889	1.46	632,850	3,258	2.04
Interest bearing deposits	1,321,545	2,144	0.65	1,377,130	3,562	1.03
Securities sold under repurchase agreements	5,794	—	—	2,093	1	0.19
Other short-term borrowings	35,000	13	0.15	2,275	—	—
Junior subordinated debentures	58,378	1,265	8.67	58,378	1,176	8.06
Subordinated debt	45,000	219	1.90	45,000	212	1.84
Notes payable and other borrowings	500	4	3.13	500	4	3.13
Total interest bearing liabilities	1,466,217	3,645	0.99	1,485,376	4,955	1.33
Noninterest bearing deposits	388,490	—	—	354,663	—	—
Other liabilities	32,213	—	—	16,045	—	—
Stockholders’ equity	71,768	—	—	77,488	—	—
Total liabilities and stockholders’ equity	$1,958,688			$1,933,572
Net interest income (tax equivalent)		$13,994			$15,098
Net interest income (tax equivalent) to total earning assets			3.17%			3.44%
Interest bearing liabilities to earning assets	83.57%			85.30%

(1)               Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 20 and includes fees of $677,000 and $516,000 for the fourth quarter of 2012 and 2011, respectively.  Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Twelve Months ended December 31, 2012, and 2011

(Dollar amounts in thousands - unaudited)

	2012			2011
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$48,820	$119	0.24%	$92,830	$230	0.24%
Federal funds sold	—	—	—	533	1	0.19
Securities:
Taxable	395,225	7,212	1.82	161,986	3,989	2.46
Non-taxable (tax equivalent)	10,350	640	6.18	13,220	749	5.67
Total securities	405,575	7,852	1.94	175,206	4,738	2.70
Dividends from FRB and FHLB stock	12,294	305	2.48	13,963	290	2.08
Loans and loans held-for-sale (1)	1,270,162	67,110	5.20	1,535,054	80,513	5.17
Total interest earning assets	1,736,851	75,386	4.28	1,817,586	85,772	4.66
Cash and due from banks	26,197	—	—	27,402	—	—
Allowance for loan losses	(45,047)	—	—	(69,471)	—	—
Other noninterest bearing assets	232,624	—	—	239,947	—	—
Total assets	$1,950,625			$2,015,464

Liabilities and Stockholders’ Equity
NOW accounts	$274,299	$270	0.10%	$264,470	$422	0.16%
Money market accounts	314,363	576	0.18	295,212	835	0.28
Savings accounts	211,632	216	0.10	191,857	322	0.17
Time deposits	552,489	8,809	1.59	701,189	14,478	2.06
Interest bearing deposits	1,352,783	9,871	0.73	1,452,728	16,057	1.11
Securities sold under repurchase agreements	4,826	2	0.04	1,957	1	0.05
Other short-term borrowings	12,268	17	0.14	2,742	—	—
Junior subordinated debentures	58,378	4,925	8.44	58,378	4,577	7.84
Subordinated debt	45,000	903	1.97	45,000	822	1.80
Notes payable and other borrowings	500	17	3.34	500	16	3.16
Total interest bearing liabilities	1,473,755	15,735	1.07	1,561,305	21,473	1.37
Noninterest bearing deposits	377,624	—	—	354,196	—	—
Other liabilities	27,285	—	—	20,238	—	—
Stockholders’ equity	71,961	—	—	79,725	—	—
Total liabilities and stockholders’ equity	$1,950,625			$2,015,464
Net interest income (tax equivalent)		$59,651			$64,299
Net interest income (tax equivalent) to total earning assets			3.43%			3.54%
Interest bearing liabilities to earning assets	84.85%			85.90%

(1)         Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 20 and includes fees of $2.1 million and $2.2 million for the year ended December 31, 2012 and 2011, respectively. Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent. (Dollar amounts in thousands- unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net Interest Margin
Interest income (GAAP)	$17,562	$19,972	$75,081	$85,423
Taxable equivalent adjustment:
Loans	17	26	81	87
Securities	60	55	224	262
Interest income (TE)	17,639	20,053	75,386	85,772
Interest expense (GAAP)	3,645	4,955	15,735	21,473
Net interest income (TE)	$13,994	$15,098	$59,651	$64,299
Net interest income (GAAP)	$13,917	$15,017	$59,346	$63,950
Average interest earning assets	$1,754,473	$1,741,388	$1,736,851	$1,817,586
Net interest margin (GAAP)	3.16%	3.42%	3.42%	3.52%
Net interest margin (TE)	3.17%	3.44%	3.43%	3.54%

Efficiency Ratio
Noninterest expense	$24,099	$25,793	$96,048	$97,569
Less amortization of core deposit and other intangible asset	537	136	1,402	847
Less other real estate expense	6,371	7,738	24,358	24,356
Adjusted noninterest expense	17,191	17,919	70,288	72,366
Net interest income (GAAP)	13,917	15,017	59,346	63,950
Taxable-equivalent adjustment:
Loans	17	26	81	87
Securities	60	55	224	262
Net interest income (TE)	13,994	15,098	59,651	64,299
Noninterest income	11,706	9,162	42,914	36,008
Less litigation related income	3	—	128	—
Less securities gain (loss) , net	269	43	1,575	631
Less gain on sale of OREO	1,800	378	2,198	1,311
Adjusted noninterest income, plus net interest income (TE)	23,628	23,839	98,664	98,365
Efficiency ratio	72.76%	75.17%	71.24%	73.57%

		(unaudited)
		As of December 31,
		2012	2011
		(dollars in thousands)
Tier 1 capital
Total stockholders’ equity		$72,552	$74,002
Tier 1 adjustments:
Trust preferred securities		24,626	25,901
Cumulative other comprehensive loss		1,327	3,702
Disallowed intangible assets		(3,276)	(4,678)
Disallowed deferred tax assets		—	(2,592)
Other		(412)	(349)
Tier 1 capital		$94,817	$95,986

Total capital
Tier 1 capital		$94,817	$95,986
Tier 2 additions:
Allowable portion of allowance for loan losses		17,656	19,736
Additional trust preferred securities disallowed for tier 1 captial		31,999	30,724
Subordinated debt		45,000	45,000
Tier 2 additions subtotal		94,655	95,460
Allowable Tier 2		94,655	95,460
Other Tier 2 capital components		(6)	(7)
Total capital		$189,466	$191,439

Tangible common equity
Total stockholders’ equity		$72,552	$74,002
Less:	Preferred equity	71,869	70,863
Intangible assets		3,276	4,678
Tangible common equity		$(2,593)	$(1,539)

Tier 1 common equity
Tangible common equity		$(2,593)	$(1,539)
Tier 1 adjustments:
Cumulative other comprehensive loss		1,327	3,702
Other		(412)	(2,941)
Tier 1 common equity		$(1,678)	$(778)

Tangible assets
Total assets		$2,045,799	$1,941,418
Less:
Intangible assets		3,276	4,678
Tangible assets		$2,042,523	$1,936,740

Total risk-weighted assets
On balance sheet		$1,356,762	$1,511,815
Off balance sheet		34,804	34,824
Total risk-weighted assets		$1,391,566	$1,546,639

Average assets
Total average assets for leverage		$1,955,000	$1,925,953